Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Watson Pharmaceuticals, Inc.

Patty Eisenhaur (Investors)
(909) 493-5611
Chris Eso (Media)
(909) 493-4013

WATSON PHARMACEUTICALS REPORTS EARNINGS
PER SHARE OF $0.48 FOR FOURTH QUARTER 2003

–   Total Net Revenue Increases 23 Percent to Record $406 Million   –

–   Company Provides Outlook for Growth in 2004   –

CORONA, CA – February 5, 2004 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its fourth quarter and full year ended December 31, 2003.  Net revenue increased 23 percent to a record $406.2 million, compared to $329.6 million for the fourth quarter ended December 31, 2002.  Net income for the fourth quarter increased 23 percent to $52.9 million, compared to net income of $43.1 million for the same period of 2002.  Earnings per diluted share increased 20 percent to $0.48, compared to $0.40 per diluted share for the prior year period.

Net income for the fourth quarter 2003 includes a $10.3 million charge related to the expiration dating of a portion of inventory on hand of bupropion hydrochloride sustained-release tablets and approximately $20 million of impairment charges, primarily related to the Company’s interest in Halsey Drug Company, Inc., which includes a note receivable and warrants.  Net income also includes approximately $20 million of gains realized from sales of securities during the period.

Fourth Quarter 2003 Highlights

Revenue from the Generic division increased 34 percent to $200.6 million for the fourth quarter of 2003, compared to $150.1 million in the prior year period, primarily as a result of the launches of our oxycodone acetaminophen and glipizide extended-release products, as well as growth in nicotine gum revenue.

Revenue from branded products increased 15 percent to $194.9 million for the fourth quarter of

2003, compared to $169.6 million in the prior year period, due to an increase in net revenues in our General Products and Women’s Health product lines, as a result of the May 2003 launch of our Oxytrol® product (oxybutynin transdermal system) and the December 2003 launch of TriNessa™, respectively.

Other net revenue was $10.7 million in the fourth quarter of 2003, compared to $9.9 million in the fourth quarter of 2002.

Gross profit increased 30 percent to $227.8 million in the fourth quarter of 2003, compared to $175.4 million in the prior year period, primarily due to the launch of new Generic products and margin improvements in the Generic division.

Research and development investment increased 28 percent to $27.5 million in the fourth quarter of 2003, compared to $21.5 million in the same period of 2002.

Selling, general and administrative expenses for the fourth quarter of 2003 increased 54 percent to $92.8 million, compared to $60.4 million in the prior year period.  The increase was primarily due to increased sales and marketing expenses associated with the launch of Oxytrol®.

As of December 31, 2003, cash and marketable securities were $573.7 million.

Full Year Results

For the year ended December 31, 2003, net revenues increased 19 percent to a record $1.46 billion, compared to $1.22 billion for the year ended December 31, 2002.  Net income for 2003 increased 15 percent to $202.9 million, or $1.86 per diluted share, compared to $175.8 million, or $1.64 per diluted share for 2002.

"2003 was a tremendous year for Watson.  We successfully launched over 25 products, achieved record revenues and solid 15 percent earnings growth," began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer. "In addition, we continued building our infrastructure and foundation for future growth, increasing our annual investment in research and development by 24 percent and significantly strengthening our sales and marketing presence.  Late in the year, we launched three important products: glipizide extended-release and oxycodone acetaminophen and our newest oral contraceptive, TriNessaTM.  These products, combined with more than 12 anticipated product launches, including bupropion 150 mg. sustained release tablets, are expected to provide solid growth for Watson in 2004."

2004 Financial Outlook

Watson is providing financial forecasts for the first quarter and full year 2004 on a GAAP basis.  These forecasts are based on the Company’s actual results for the fourth quarter 2003, current prescription trends and future product launch forecasts.  For the full year 2004, the Company estimates that total net revenue will increase to approximately $1.7 billion.

Net Revenue Estimates
By Product Line
For the Twelve Months Ended
December 31, 2004

Generic Division	$860	million
Brand Division
Women’s Health	$410	million
General Products	$235	million
Nephrology	$165	million
Other	$30	million
Total estimated net revenues	$1,700

Research and development investment is expected to increase to approximately $130 million, or 8 percent of revenues in 2004, primarily due to an increase in clinical study costs associated with Watson’s product pipeline.  Selling, general and administrative expenses for 2004 are expected to be approximately 20 percent of revenues.  Interest and other expense is expected to decline slightly in 2004 due to a reduction in interest expense associated with Watson’s 7 1/8 senior notes.  Separately today, Watson is announcing that it is launching a tender offer to purchase up to $150 million of its 7 1/8 percent senior notes.  The expected interest savings associated with the senior note repurchase will be used to help fund Watson's increased investment in research and development.

Earnings per diluted share is expected to increase to between $2.10 and $2.20.  Excluded from the earnings per share forecast is the dilutive effect of approximately 14.4 million shares, related to the potential conversion of Watson’s $575 million contingent convertible debentures.

First Quarter 2004 Outlook

For the first quarter 2004, Watson estimates total net revenue will be approximately $410 million and earnings per diluted share will be between $0.49 and $0.51.  This forecast does not include potential revenues from bupropion hydrochloride 150 mg. sustained-release tablets, should Watson be able to launch the product during the first quarter.

Research and Development Outlook

Watson currently has 22 Abbreviated New Drug Applications (ANDAs) on file with the Food and Drug Administration (FDA), representing brand sales of over $10 billion.

In Watson’s brand product pipeline, the Company expects to initiate a number of Phase 3 programs in 2004.  Pivotal studies are anticipated on the Company’s transdermal contraceptive patch, its Ferrlecit® intravenous iron product for chemotherapy patients and a new sustained-release pain product.  With regard to Watson’s topical anti-fungal nail patch, the Company previously announced that in one clinical trial, the product failed to demonstrate a statistically significant greater number of complete cures, as compared to placebo.  After careful review and analysis of the study findings, the Company has decided to discontinue development of this product.

"During 2003, we made tremendous progress on our product pipeline," continued Dr. Chao.  "We have over 70 generic products in development, representing over $40 billion in brand sales, and expect to submit over 20 new ANDAs with the FDA in 2004.  In addition, we have several exciting opportunities in our brand pipeline moving into late-stage development. These products will form the foundation from which we will grow for the long term."

Webcast and Conference Call Details

Watson is hosting a meeting with Wall Street investors and analysts today at 5:00 p.m. Eastern Standard Time to discuss fourth quarter and full year 2003 results and the Company’s outlook for 2004.  The meeting will be webcast live, and can be accessed by logging onto http://www.talkpoint.com/viewer/starthere.asp?pres=104941 and selecting the investors meeting icon link displayed on the home page, as well as in the Investors section.  A live audio broadcast of the meeting can also be accessed by dialing (877) 251-7980, or from international locations, dial (706) 643-1573.  A replay of the webcast will also be available on Watson’s web site until February 19, 2004.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes branded and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press releases and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts about Watson are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, market acceptance of and continued demand for Watson’s products, including the impact of competitive products and pricing; patents and other intellectual property rights held by competitors and other third parties; the inherent uncertainty associated with financial projections; the timing and success of the tender offer for the Company’s 7 1/8 percent senior notes, the inherent uncertainty of predicting the timing or outcome of product development efforts and regulatory egency approvals and actions; successful compliance with governmental regulations; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003.

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The following table presents Watson’s results of operations for the three and twelve months ended December 31, 2003 and 2002:

Watson Pharmaceuticals, Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Net revenues	$406,164	$329,574	$1,457,722	$1,223,198
Cost of sales	178,343	154,184	624,651	571,882
Gross profit	227,821	175,390	833,071	651,316

Operating expenses:
Research and development	27,470	21,503	102,083	82,178
Selling, general and administrative	92,781	60,412	320,201	238,458
Amortization	17,834	17,304	71,874	61,316
Total operating expenses	138,085	99,219	494,158	381,952
Operating income	89,736	76,171	338,913	269,364

Other income (expense):
Equity in earnings (losses) of joint ventures	(1,411)	9	(1,274)	(3,750)
Gain (loss) on investments	20,366	(2,335)	25,876	(2,335)
Gain on sale of subsidiary	—	—	15,676	—
Loss on early extinguishment of debt	—	—	(2,807)	—
Loss on asset impairment	(20,040)	—	(35,905)	—
Gain on legal settlement	—	—	—	32,000
Interest income	1,219	1,378	5,506	6,524
Interest expense	(6,907)	(5,391)	(25,808)	(22,081)
Other income (expense)	(334)	(1,423)	(2,065)	(632)
Total other income (expense), net	(7,107)	(7,762)	(20,801)	9,726

Income before income tax provision	82,629	68,409	318,112	279,090
Provision for income taxes	29,768	25,311	115,248	103,294
Net income	$52,861	$43,098	$202,864	$175,796

Per share amounts:
Diluted earnings per share	$0.48	$0.40	$1.86	$1.64
Diluted weighted average shares outstanding	110,200	107,559	108,927	107,367

Watson reclassified its assets held for disposition for its Steris Laboratories, Inc. and Marsam Pharmaceuticals, Inc. facilities to assets held and used as of January 1, 2003.  The company reclassified assets in its Condensed Consolidated Balance Sheets and operating expenses in its Condensed Consolidated Statements of Income for the 2002 periods to conform to current period presentation, which had no affect on net income, total assets or retained earnings.

The following table presents Watson’s Condensed Consolidated Balance Sheets as of December 31, 2003 and 2002:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31, 2003	December 31, 2002

Assets

Cash and cash equivalents	$553,353	$230,155
Marketable securities	20,368	42,649
Accounts receivable, net	211,174	178,563
Inventories	393,393	348,773
Other current assets	145,201	113,311
Property and equipment, net	424,995	304,667
Investments and other assets	77,226	110,031
Product rights, net	1,001,295	889,027
Goodwill	455,595	446,288
Total assets	$3,282,600	$2,663,464

Liabilities & Stockholders’ Equity

Current liabilities	$338,685	$375,465
Long-term debt	722,535	331,877
Deferred income taxes and other liabilities	164,034	157,838
Stockholders’ equity	2,057,346	1,798,284
Total liabilities & stockholders’ equity	$3,282,600	$2,663,464